Exhibit (a)(5)(i)

NEUSTAR LAUNCHES MODIFIED

DUTCH AUCTION TENDER OFFER TO PURCHASE

UP TO $250 MILLION OF ITS CLASS A COMMON STOCK

STERLING, Va., November 3, 2011 — NeuStar, Inc. (NYSE: NSR) (“Neustar”) announced today the commencement of a modified “Dutch auction” tender offer to purchase shares of its Class A common stock. Neustar has offered to purchase up to $250 million in value of its Class A common stock at a price not greater than $36.00 nor less than $31.25 per share. Neustar’s share price closed on the New York Stock Exchange at $31.52 per share on November 2, 2011. The tender offer is expected to expire at 12:00 midnight, New York City time, on the night of Friday, December 2, 2011, unless extended. In accordance with the rules of the Securities and Exchange Commission, Neustar may increase the value of shares purchased in the offer and thereby increase the number of shares accepted for payment in the offer by no more than 2 percent of the outstanding shares without amending or extending the tender offer.

A modified “Dutch auction” tender offer allows stockholders to indicate how many shares and at what price(s) they wish to tender their shares within the specified share price range. Based on the number of shares tendered and the prices specified by the tendering stockholders, Neustar will determine the lowest price per share within the range that will allow Neustar to purchase $250 million in value of its Class A common stock, or a lower amount depending on the number of shares properly tendered and not properly withdrawn. All shares purchased by Neustar will be purchased at the same price. If the tender offer is fully subscribed, then $250 million in value of Class A common stock will be purchased, representing approximately 9.6 percent to 11.0 percent of Neustar’s issued and outstanding shares of Class A common stock as of November 1, 2011. If, based on the final purchase price determined in the tender offer, more than $250 million in value of shares are properly tendered and not properly withdrawn, then Neustar will purchase shares tendered at or below the per share purchase price on a pro rata basis as specified in the offer to purchase, which is being distributed to stockholders. The tender offer is not conditioned upon any minimum number of shares being tendered, but will be subject to other conditions that are described in the offer to purchase. Neustar will fund share purchases in the tender offer with cash on hand.

Stockholders who have questions may call Morgan Stanley & Co. LLC, the dealer manager for the tender offer, at (855) 383-2921. The information agent for the tender offer is Georgeson Inc., and the depositary is American Stock Transfer & Trust Company, LLC. The offer to purchase, the letter of transmittal and the related materials are being mailed to Neustar stockholders. Stockholders who have questions or would like additional copies of the tender offer documents may call the information agent at (866) 821-0284. Banks and brokers may call (212) 440-9800.

While a special committee of Neustar’s board of directors has approved the making of the tender offer, none of Neustar, its board of directors, the dealer manager, the depositary or the information agent makes any recommendation to any stockholder as to whether to tender or refrain from tendering any shares or as to the price or prices at which stockholders may choose to tender their shares. Neustar has not authorized any person to make any such recommendation. Stockholders must decide whether to tender their shares and, if so, how many shares to tender and at what price or prices. In doing so, stockholders should carefully evaluate all of the information in the offer to purchase, the letter of transmittal and the related materials before making any decision with respect to the tender offer and should consult their own financial and tax advisors.

Neustar’s directors and executive officers have advised Neustar that they do not intend to tender their shares in the tender offer.

Neustar also announced that its proposed acquisition of Targus Information Corporation for approximately $650 million in cash remains on track to close in the fourth quarter of 2011. The parties have received early termination of the waiting period under the Hart-Scott-Rodino Act and currently expect that the closing could occur as early as the week of November 7, 2011. Closing of the transaction remains subject to the satisfaction of various additional closing conditions.

About NeuStar, Inc.

Neustar provides market-leading, innovative solutions and directory services that enable trusted communication across networks, applications, and enterprises around the world. To learn more about Neustar, visit www.neustar.biz.

Tender Offer Statement

This press release is for informational purposes only and is neither an offer to buy nor the solicitation of an offer to sell, any shares of Neustar common stock. The full details of the tender offer, including complete instructions on how to tender shares, are included in the offer to purchase, the letter of transmittal and related materials, which are being mailed to stockholders. Stockholders should read carefully the offer to purchase, the letter of transmittal and other related materials because they contain important information. Stockholders may obtain free copies of the offer to purchase and other related materials at the Security and Exchange Commission’s website at www.sec.gov. In addition, stockholders also may obtain a copy of these documents, free of charge, by calling Georgeson Inc., Neustar’s information agent for the tender offer, at (866) 821-0284. Stockholders are urged to read these materials carefully prior to making any decision with respect to the offer.

Forward-Looking Statements

This press release includes information that constitutes forward-looking statements. Neustar has attempted, whenever possible, to identify these forward-looking statements using words such as “may,” “will,” “should,” “projects,” “estimates,” “expects,” “plans,” “intends,” “anticipates,” “believes” and variations of these words and similar expressions. Similarly, statements herein that describe Neustar’s business strategy, prospects, opportunities, outlooks, objectives, plans, intentions or goals are also forward-looking statements. Neustar cannot assure you that its expectations will be achieved or that any deviations will not be material. Forward-looking statements are subject to many assumptions, risks and uncertainties that may cause future results, including the results of the tender offer, to differ materially from those anticipated. These potential risks and uncertainties include, among others, the uncertainty of future revenue and profitability and potential fluctuations in quarterly operating results due to such factors as: disruptions to Neustar’s operations; modifications to or terminations of its material contracts, including its contracts with the North American Portability Management LLC; its ability to successfully identify and complete acquisitions, including its proposed acquisition of Targus Information Corporation; its ability to integrate and support the operations of businesses Neustar acquires, including the anticipated integration of Targus Information Corporation; increasing competition; market acceptance of its existing services; its ability to successfully develop and market new services; the uncertainty of whether new services will achieve market acceptance or result in any revenue; and business, regulatory and statutory changes in the communications industry. More information about potential factors that could affect Neustar’s business and financial results is included in the offer to purchase and Neustar’s filings with the Securities and Exchange Commission, including, without limitation, the Company’s Form 10-K for the fiscal year ended December 31, 2010 and subsequent periodic and current reports. All forward-looking statements are based on information available to Neustar on the date of this press release, and Neustar undertakes no obligation to update any of the forward-looking statements after the date of this press release.

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Contact Info:

Investor Relations Contact Dave Angelicchio (571) 434-3443 InvestorRelations@neustar.biz	Media Contact Allen Goldberg (202) 368-4670 allen.goldberg@neustar.biz

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